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                                                                    Exhibit 99.1

Press Release                                             Source: Illinois Power

Illinois Power to Sell Electric Transmission System to Trans-Elect For
$239 Million
Transaction Will Promote Competition, Maintain Service Reliability For Customers

DECATUR, Ill., Oct. 9 /PRNewswire/ -- Illinois Power today announced that it has agreed to sell its high-voltage electric transmission system to Trans-Elect, Inc., an independent transmission company, for $239 million. The sale is expected to close in the first half of 2003, subject to approvals from governmental and regulatory bodies.

The move is designed to promote independence in the electric industry's transmission sector, consistent with regulatory policy at both the state and federal level.

Facilities included in the transaction are approximately 1,700 miles of 345,000-volt and 138,000-volt transmission lines, 20 transmission substations, and the transmission assets within an additional 40 substations. Illinois Power will retain its ownership of 38,000 miles of overhead and underground lines and associated substations that comprise the company's electric distribution system throughout Central and Southern Illinois.

Illinois Power's bundled-service customers will see no change in their electric bills or the reliability of their electric service as a result of this sale. Rates for the utility's bundled-service residential customers have decreased by 20 percent as a result of Illinois' 1997 Customer Choice Law and will remain frozen at their current levels for another four years, through the end of 2006.

Illinois Power President Larry F. Altenbaumer said the sale demonstrates the company's commitment to advancing competition in the electric industry and is in concert with Federal Energy Regulatory Commission (FERC) policies encouraging divestiture of the transmission business to independent companies.

"This transaction affirms the strategic direction established by our company well over two years ago," said Altenbaumer. "It represents an important milestone in the electric restructuring process in Illinois and nationwide, and strengthens Illinois Power's focus as a model energy delivery company, committed to serving our customers with safe, reliable energy."

Altenbaumer also said the sale is consistent with industry-leading steps Illinois Power has already taken to advance deregulation. In 1997, Illinois Power led the development of comprehensive legislation that restructured utility regulation in Illinois and assured significant benefits for the state's consumers. Since early 2000, the company has actively pursued strategies for developing a reliable and competitive transmission marketplace.

Upon transfer of ownership next year, Illinois Power will contract for use of the transmission facilities on the same basis as other transmission customers. Trans-Elect will participate in a FERC-approved regional transmission organization under the same conditions that would have applied to Illinois Power.

Agreements between Illinois Power and Trans-Elect will provide for continued interconnection of the existing distribution and transmission systems and for joint use of shared facilities such as existing substations and poles that support both transmission and distribution equipment. In addition, Illinois Power will provide services to operate and maintain the transmission system under contract to Trans-Elect for an initial period of five years.

Over the next several weeks Illinois Power and Trans-Elect will prepare and submit filings for review by regulatory bodies, including the Illinois Commerce Commission, the FERC, the Securities and Exchange Commission and the Federal Trade Commission.

Illinois Power, an energy delivery company based in Decatur, Ill., serves electricity and natural gas to more than 650,000 customers in a 15,000 square-mile territory across Illinois. Illinois Power is a subsidiary of Houston-based Dynegy Inc. (NYSE: DYN - News), which produces and delivers energy, including natural gas,

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power, natural gas liquids and coal through its owned and contractually controlled network of physical assets. Dynegy serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.

Trans-Elect, Inc., based in Reston, Va., is the first and only truly independent transmission company in North America. Trans-Elect currently owns or serves as general partner for 12,600 miles of transmission assets in Michigan and Canada. Its mission is to buy, build, own and/or operate independent electric transmission systems subject to FERC jurisdiction.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Illinois Power cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in commodity prices for natural gas and electricity, the effects of deregulation in Illinois and other regulatory or legislative developments, competition from alternate retail electric providers, general economic and capital market conditions, and operational factors affecting Illinois Power's commercial operations. In addition, the closing of the Trans-Elect transaction is subject to customary closing conditions, including required approvals from governmental and regulatory bodies. There can be no assurance that such approvals will be obtained or, if they are obtained, in the time frame provided. More information about the risks and uncertainties relating to these forward-looking statements are found in Illinois Power's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov .